Exhibit 10.27

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into this         day of November, 2004 (the “Amended Agreement”) by and between New Skies Satellites N.V., an entity established under Dutch law (“New Skies” or the “Employer”) and Mr. Scott J. Sprague (the “Employee”).

WHEREAS the Employer and the Employee have entered into that certain Employment Agreement on June 26, 2002 (the “2002 Agreement”); and

WHEREAS, the Employer and the Employee desire to amend the 2002 Agreement in certain respects effective on and after the date hereof (the “Effective Date”) and to restate the 2002 Agreement to read in its entirety as follows.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.                                       Employment, Duties, Authority and Agreements.

(a)                                  The Employer hereby agrees to employ the Employee as Senior Vice President Global Sales and the Employee hereby accepts such position and agrees to serve the Employer in such capacity during the employment period fixed by Section 3 hereof (the “Employment Period”). The Employee shall report to the Chief Executive Officer (“CEO”), or such other person as New Skies shall designate. The Employee shall be responsible for managing New Skies’ global sales operations so as to maximize the company’s financial performance in terms of in-year sales, long-term backlog, overall profitability, and such other targets as New Skies may establish. By way of example and without limitation, the Employee’s responsibilities will include the following:

•                  Managing global sales operations and ensuring that revenue forecasting is accurate and up-to-date;

•                  Ensuring that CEO (or his designate) is frequently updated on sales operations, plans, activities, results and forecasts;

•                  Coordinating between regional Sales VPs and ensuring that cross-regional deals are efficiently achieved and processed;

•                  Providing input to CEO (or his designate) for annual sales and revenue goals for sales regions and developing, presenting and, upon approval by CEO (or his designate), implementing plans to meet these sales goals;

•                  Working with regional Sales VPs and their teams on major deals;

•                  Representing the views and interests of global Sales at NSS HQ;

•                  Preparing long term sales plans and revenue projections;

•                  Handling major customer complaints and dealing with special customer issues;

•                  Providing input to the information system for tracking the status of global sales operations and revenue achievement;

•                  Identifying long term communications requirements of current and potential customers and providing input to planning efforts to serve such requirements from current or future system resources.

(b)                                 The Employee shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Employer.

(c)                                  The Employee may not, without New Skies’ prior written consent, operate, participate in the management, operations or control of, act as an employee, officer, consultant, agent or representative of, or provide any services to any entity or any type of business or service, provided that it shall not be a violation of the foregoing for the Employee to (i) act or serve as a director, trustee or committee member of any civic or charitable organization, and (ii) manage his personal, financial and legal affairs, so long as such activities do not interfere with the performance of his duties and responsibilities hereunder.

2.                                       Compensation.

(a)                                  As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the employment period the Employer shall pay the Employee, not less than once a month pursuant to the Employer’s normal and customary payroll procedures, a base salary of U.S.$240,043 gross per annum (the “Base Salary”). The Base Salary shall be payable in U.S. dollars or in Euros at the Employee’s election. The US$-Euro exchange rate to be used for all purposes pursuant to this Amended Agreement shall equal the average US$-Euro exchange rate for the three full calendar months prior to the earlier of the signing of the 2002 Agreement or June 27, 2002. For the avoidance of doubt, the Base Salary is inclusive of the “holiday pay” provided for under Dutch law. The Base Salary shall be reviewed annually and may be increased further in the absolute discretion of the Employer. Any such increased Base Salary shall then become the Base Salary for all purposes hereunder.

(b)                                 As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, beginning on the Effective Date and for the remainder of the Employment Period (the “Bonus Period”), the Employee shall have an opportunity to earn an annual cash bonus in accordance with the following terms. For each calendar year during the Bonus Period, Employee shall be eligible to earn an on-target cash bonus of 50% of his Base Salary (or, if Section 2(c) applies, of his Total Base Compensation as defined therein) for that year, subject to the performance criteria to be approved by the Employer and, except as otherwise provided in Sections 2(h) and 4, subject to the Employee’s employment with the Employer on the last day of the calendar year (the “Annual Bonus”). The Annual Bonus shall be subject to the terms and conditions set forth in the New Skies Sales Incentive Plan, as it may be amended from time to time. The Employer and the Employee agree that the Annual Bonus for 2004 shall be paid at the target level subject to Section 2(h).

(c)                                  If and insofar as the employee may receive a tax-free allowance for extra-territorial costs under Section 9 of the 1965 Payroll Tax Implementation Decree (as further described in clause (ii) below), the following shall apply:

(i)                                     The originally agreed upon Wages from Current Employment shall be reduced for employment law purposes so that 100/70 of the Adjusted Wages from Current Employment is equal to the originally agreed upon Wages from Current Employment. As used herein, “Wages from Current Employment” are all income (in cash, cash equivalent, or benefit in kind) that is subject to wage tax withholding in the Netherlands.

(ii)                                  The Employee shall receive an allowance for extra-territorial costs from the Employer, equal to 30/70 of the Adjusted Wages from Current Employment (the “Allowance”).

(iii)                               The Employee is aware of the fact that, in view of the applicable regulations, an adjustment to the remuneration agreed upon under this section (c) may affect all considerations and benefits that are linked to Wages from Current Employment, such as pension rights and social security benefits.

(iv)                              The intention of this provision is to automatically apply Section 9 of the 1965 Payroll Tax Implementation Decree to all elements of Wages from Current Employment that can benefit from this special provision.

(v)                                 As a result of the adjustments described in clauses (i) and (ii), the Employee’s adjusted Base Salary shall equal 70/100 of the previously agreed Base Salary (the “Adjusted Base Salary”). The Employee hereby consents to this adjustment and agrees that it shall not constitute a breach of this Amended Agreement or give rise to any rights on the part of the Employee. Following any adjustment hereunder, all references in this Amended Agreement to Base Salary shall be deemed to refer to the Employee’s Total Base Compensation, which shall equal the sum of the Adjusted Base Salary and the allowance associated therewith.

(d)                                 As compensation for the agreements made by the Employee herein and the performance by the Employee of his obligations hereunder, during the Employment Period the Employee shall be entitled to participate in the 1999 New Skies Satellites N.V. Stock Option Plan, as such plan has been amended and may be amended further from time to time (the “Option Plan”). The number of shares subject to options granted to the Employee, and the terms and conditions of such options, shall be established by the Employer in its absolute discretion from time to time. Under the 2002 Agreement, the Employee received an initial grant of options in the amount and subject to the terms and conditions set forth on Exhibit A attached hereto.

(e)                                  During the Employment Period, the Employee shall be entitled to the following benefits and perquisites, to the extent provided by the Employer to employees of the Employer generally:

(i)                                     medical (including for the Employee’s spouse and children under the age of 21, providing for insurance coverage in the United States) subject to customary and reasonable limits, co-payments, deductibles, employee contributions and exclusions;

(ii)                                  at Employee’s election, either a car provided by the Employer suitable to Employee’s position (Category C) or the equivalent cost of such a car to the Employer in cash; and

(iii)                               any other benefits and perquisites generally provided to other similarly senior staff of the Employer, from time to time, including without limitation any benefits provided to similarly senior employees who were recruited from outside the Netherlands; provided that the Employee shall not be entitled to participate in any such plan providing for benefits in the nature of severance pay.

(iv)                              participation in the New Skies Satellites N.V. Headquarters Location Premium (HQLP) plan, as such plan may be amended by New Skies from time to time.

(f)                                    During the Employment Period, the Employee shall be entitled to paid vacation of twenty-five days per year. Accrual rights and the ability to carry forward vacation time, if any, shall be subject to the Employer’s vacation policy applicable generally to employees of the Employer as in effect from time to time.

(g)                                 The Employer shall promptly reimburse the Employee for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Employer’s policies and procedures now in force or as such policies and procedures may be modified from time to time.

(h)                                 In addition to the payments above, the Employer shall pay the Employee:

(i)                                     (A) in the event that a Change in Control occurs in 2004 (unless otherwise noted, all references to 2004 and 2005 are to calendar years), in lieu of the Annual Bonus for 2004 to which the Employee would be entitled under Section 2(b), (I) provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, an amount equal to the target Annual Bonus for 2004 (determined pursuant to Section 2(b)) pro-rated based on the number of days occurring in such year prior to the Change in Control and (II) provided that the Employee is employed on December 31, 2004, not later than March 1, 2005, an amount equal to the balance of the target Annual Bonus for 2004 over the amount described in the preceding clause (I); or (B) in the event that the Change in Control occurs in 2005, provided that the Employee is employed on the date of the Change in Control, an amount equal to the sum of (I) if the Annual Bonus for 2004 has not theretofore been paid pursuant to Section 2(b), the target Annual Bonus for 2004 (determined pursuant to Section 2(b)), in lieu of payment of such amount pursuant to Section 2(b), and (II) the target Annual Bonus for 2005 pro-rated based on the number of days occurring in such year prior to the Change in Control. With respect to a Change in Control in 2005, the Annual Bonus for the remainder of the calendar year after the Change in Control shall be calculated using the formula set forth in Section 2(b) applied pro rata based on the number of days remaining in such calendar year following the Change in Control and shall otherwise be subject to the terms of this Amended Agreement; and

(ii)                                  (A) in the event that a Change in Control occurs in 2004, in lieu of any equity award that the Employee may be entitled to receive under the Option Plan and/or the Restricted Stock Plan, (I) provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, an amount in cash equal to one-third of 133% of the value of the equity award made to the Employee on or about February 2004 pro-rated based on the number of days occurring in 2004 prior to the Change in Control and (II) provided that the Employee is employed on December 31, 2004, not later than March 1, 2005, an amount in cash equal to the balance of one-third of 133% of the value of the equity award made to the Employee on or about February 2004 over the amount described in the preceding clause (I); or (B) in the event that the Change in Control occurs in 2005, provided that the Employee is employed on the date of the Change in Control, not later than five (5) business days following the Change in Control, (I) in lieu of any equity award that the Employee may be entitled to receive under the Option Plan or the Restricted Stock Plan, and provided that no equity award has been made for February 2005 prior to the Change in Control, an amount in cash equal to one-third of 133% of the value of the equity award made to the Employee on or about February 2004, and (II) an amount in cash equal to one-third of 133% of the value of the equity award made to the Employee on or about February 2004 pro-rated based on the number of days occurring in 2005 prior to the Change in Control. With respect to a Change in Control in 2005, such stock incentives for the remainder of the calendar year after the Change in Control shall be determined by the Employer, subject to any applicable agreement between the Employee and the Employer, applied pro rata based on the number of days remaining in such calendar year following the Change in Control and shall otherwise be subject to the terms of this Amended Agreement.

For purposes of this Amended Agreement, a “Change in Control” means a “change in control” as defined in the Restricted Stock Plan, or a sale of all or substantially all of the assets of the Employer, or a liquidation of the Employer.

3.                                       Employment Period.

The employment period commenced on June 27, 2002 and shall continue indefinitely. Either party may terminate Employee’s employment by giving a written “Notice of Termination” to the other party at the address specified in Section 7(a). In accordance with applicable law, the parties shall provide at least one month’s notice unless otherwise agreed. For purposes of this Amended Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Amended Agreement relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employees employment under the provision so indicated and shall attach any prior notices required under Section 4.

4.                                       Termination Payments.

(a)                                  Except as provided in Section 4(b), in the event the Employee’s employment is terminated by or at the initiative of the Employer, other than (i) for urgent cause (“dringnde reden”), (ii) due to the Employee’s failure to perform his job duties as described in Section 1, or (iii) due to the Employee’s breach of Section 1(b), Section 1(c) or Section 6 of this Amended Agreement, the Employer shall pay the Employee a severance payment determined in accordance with Dutch law and shall pay the reasonable costs of shipping the Employee’s personal effects back to the original place of recruitment; provided that if the severance payment determined in accordance with Dutch law is, in the aggregate, less than six months’ Base Salary, the Employer shall pay a severance payment equal to six months Base Salary. For purposes of this Amended Agreement, the Employee’s original place of recruitment shall be deemed to be St. Charles, Illinois, U.S.A.

(b)                                 Notwithstanding the foregoing, in the event of a termination of the Employee’s employment within a two year period following the date of a Change in Control (a) by the Employer without Cause or (b) by the Employee for Good Reason (as such terms are defined below), the Employer shall pay to (or in the case of business expenses pursuant to clause (i), reimburse) the Employee, or his estate in the event of his death, within thirty (30) days following the Date of Termination (as defined below), (i) the Employee’s Base Salary through the Date of Termination and outstanding business expenses (to the extent not theretofore paid), and any other amounts due to the Employee but which have not been paid, (ii) any earned but unpaid Annual Bonus in respect of a calendar year during the Bonus Period ending prior to or coincident with the Date of Termination, (iii) an Annual Bonus equal to the prior year’s Annual Bonus pro-rated for the year in which the Date of Termination occurs based on the number of days occurring in such year prior to the date of termination; provided that all payments made under Section 2(h)(i) relating to the year in which the Date of Termination occurs will be credited towards the satisfaction of the Employer’s obligation to pay under this clause (iii) for the same period, (iv) a lump-sum payment equal to two times the sum of (x) the Employee’s Base Salary (as in effect on the Date of Termination) and (y) the average Annual Bonus earned by the Employee with respect to the two years preceding the Date of Termination, (v)

reimbursement for outplacement services in an amount up to $25,000 upon the Employee’s submission of receipts for such services, and (vi) continuation of medical and dental benefits under the Employer’s employee benefit plans providing for such benefits, for two years following the Date of Termination; provided the Employer’s obligation to provide continued welfare benefits under this clause (vi) shall be reduced to the extent that equivalent coverages and benefits (determined on a coverage-by-coverage and benefit-by-benefit basis) are provided under the plans, programs or arrangements of a subsequent employer; and provided further that in the event that the Employee is precluded from continuing full participation in the Employer’s welfare benefit plans that provide for the benefits described and contemplated in this clause (vi), the Employee shall be provided with the after-tax economic equivalent of any benefit or coverage foregone. For this purpose, the economic equivalent of any benefit or coverage foregone shall be deemed to be the total cost to the Employee of obtaining such benefit or coverage himself on an individual basis. Payment of such after-tax economic equivalent shall be made quarterly.

For purposes of this Amended Agreement, the term “Cause” shall mean: (i) a willful and material violation by the Employee of either Section 1(c) or 6 of this Amended Agreement (unless such violation is cured by the Employee within thirty (30) days of receipt of a written notice from the Employer which specifically identifies the facts and circumstances of such violation); (ii) the willful failure by the Employee to substantially perform the duties reasonably assigned to him within the scope of the Employee’s duties and authority as stated in Section 1(a) hereunder (other than as a result of physical or mental illness or injury), after the Employer delivers to the Employee a written demand for substantial performance that specifically identifies the manner in which the Employee has not substantially performed the Employee’s duties and provides the Employee thirty (30) days to begin to substantially perform, provided that the Employer shall not have the right to terminate the Employee’s employment hereunder for Cause if the Employee begins to substantially perform within such thirty-day period; (iii) the Employee’s willful misconduct, willful waste of corporate assets or gross negligence which in any such event substantially and materially injures the Employer; or (iv) the indictment of the Employee for a felony involving moral turpitude. In order for a termination to be considered to be for Cause, the Notice of Termination must be delivered within six (6) months of the date on which the Employer first knows of the event constituting Cause.

For purposes of this Amended Agreement, the term “Good Reason” shall mean: (i) a reduction by the Employer in the Employee’s Base Salary; (ii) any failure by the Employer to pay any amounts due to the Employee within ninety (90) days of the date such amount is due; (iii) any material diminution of the level of responsibility or authority of the Employee, including the Employee’s reporting duties (provided, however, that any change in Employee’s reporting duties consistent with Employer’s rights under Section 1(a) shall not be deemed to be “Good Reason”); (iv) any adverse change in Employee’s title or position; (v) the failure by the Employer to obtain from any successor an assumption of the obligations of the Employer as contemplated by Section 7(d) herein; (vi) the Employer requiring the Employee to be based at any office or location that is more than 50 kilometers from the Employer’s current corporate headquarters; provided that with respect to any such relocation the Employee delivers a written notice of such Good Reason termination to the Employer within thirty (30) days after receiving written notice from the Employer of the possibility of such event; and provided further that the Employee delivers a written notice to the Employer within six (6) months of the date on which the Employee first knows of the event constituting Good Reason which specifically identifies the facts and circumstances claimed by Employee to constitute Good Reason and the Employer has failed to cure such facts and circumstances within thirty (30) days after receipt of such notice.

For purposes of this Amended Agreement, “Date of Termination” shall mean the date on which a Notice of Termination is given or any later date set forth in such Notice of Termination.

The payments provided in this Section 4(b) are (i) not subject to offset or mitigation and (ii) conditioned upon and subject to the Employee executing a valid general release and waiver, waiving all claims the Employee may have against the Employer, its affiliates, directors, officers and employees. The Employer shall have no additional obligations under this Amended Agreement except for (i) the indemnification obligations set forth in Section 5 herein, and (ii) any benefits (other than benefits in the nature of severance pay) to which the Employee is entitled under the terms of any employee benefit plan in which he is eligible to participate.

5.                                       Indemnification.

The Employer shall indemnify, defend and hold the Employee harmless from and against any and all liability or obligation arising from or relating to this Amended Agreement or the performance by the Employee of his obligations hereunder, in accordance with the indemnification provisions set forth in Article 21 of the Employer’s Articles of Association, as in effect on the date hereof, provided that this obligation to indemnify and defend shall not extend to disputes between the Employee and the Employer, if any, which relate to the benefits or other amounts in the nature of compensation from the Employer to which the Employee believes he is entitled.

6.                                       Non-Solicitation; Non-Disclosure; Workproduct; Non-Competition.

(a)                                  During the Employment Period and for one year following the termination of Employee’s employment with Employer the Employee agrees not to offer employment to any employee of the Employer or any of its affiliates for other than employment by the Employer or attempt to induce any such employee to leave the employ of the Employer or any subsidiaries of the Employer and the Employee further agrees not to solicit any clients or suppliers of the Employer to do business with any competing business of the Employer.

(b)                                 Employee agrees that he will not appropriate for his own use, disclose, divulge, furnish or make available to any person, unless in the normal course of business or as authorized by Employer in writing, any confidential or proprietary information concerning Employer, including without limitation any confidential or proprietary information concerning the operations, plans or methods of doing business of Employer (the “Information”); provided that the term “Information” shall not include such information which is or becomes generally available to the public other than as a result of a disclosure by Employee in violation of this Amended Agreement. Notwithstanding the foregoing, Employee may disclose Information to the extent he is compelled to do so by lawful service of process, subpoena, court order, or as he is otherwise compelled to do by law or the rules or regulations of any regulatory body to which he is subject, including full and complete disclosure in response thereto, in which event he agrees to provide Employer with a copy of the documents seeking disclosure of such information promptly upon receipt of such documents and prior to their disclosure of any such information, so that Employer may, upon notice to Employee, take such action as Employer deems appropriate in relation to such subpoena or request.

(c)                                  Employee agrees that all right, title and interest to all works of whatever nature generated in the course of his employment resides with Employer. Employee agrees that he will return to Employer, not later than the Date of Termination, all property, in whatever form (including computer files and other electronic data), of Employer in his possession, including without limitation, all copies (in whatever form) of all files or other information pertaining to Employer, its officers, directors, shareholders, customers or affiliates, and any business or business opportunity of Employer and its affiliates.

(d)                                 Employee agrees not to engage in any aspect of the Satellite Business (as hereinafter defined) during the Employment Period and for six months following the termination of Employee’s employment with Employer; provided that the Employer may extend the period from six months to one year upon payment of a lump-sum payment equal to 50% of the Employee’s Base Salary (or, if Section 2(c) applies, of the Total Base Compensation) in effect on the Date of Termination. Employee shall be deemed to be engaging in the Satellite Business if he directly or indirectly, whether or not for compensation, renders personal services of any kind in any capacity for any Competitor.

For purposes of this Section 6(d):

(i)                                     The “Satellite Business” shall mean the business of communication of electronic video, data, voice or other information by transmission by satellite for hire or any other business in which the Employer is engaged from time to time during the Employment Period.

(ii)                                  A “Competitor” is any corporation, firm, partnership, proprietorship or other entity which engages in the Satellite Business.

Notwithstanding the foregoing, the Employee shall not be subject to the restrictions of this Section 6(d) in the event that a termination of employment occurs within two years following the date of a Change in Control (i) by the Employee for Good Reason or (ii) by the Employer without Cause.

(e)                                  The restrictions of Section 6(d) hereof shall be deemed to be separate restrictions with respect to each geographic area, time period and activity covered thereby. Employee hereby agrees that if, in any judicial proceeding, a court shall refuse to enforce any such separate restriction, then such unenforceable restriction shall be deemed eliminated from this Amended Agreement for the purpose of such proceeding or any other judicial proceeding, but only to the extent necessary to permit the remaining restrictions of Section 6(d) hereof to be enforced.

(f)                                    The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to Employer by reason of a failure by Employee to perform any of his obligations under this Section 6. Accordingly, if Employer or any of its affiliates institutes any action or proceeding to enforce the provisions hereof, to the extent permitted by applicable law, Employee hereby waives the claim or defense that Employer or its affiliate has an adequate remedy at law, and Employee shall not urge in any such action or proceeding the claim or defense that any such remedy at law exists.

(g)                                 The restrictions in this Section 6 shall be in addition to any restrictions imposed on Employee by statute or at common law.

7.                                       Miscellaneous.

(a)                                  Any notice or other communication required or permitted under this Amended Agreement shall be effective only if it is in writing and delivered personally or sent by registered or certified mail, postage prepaid, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Employer:

New Skies Satellites N.V.
Attention: VP Human Resources
Rooseveltplantsoen 4
2517 KR Den Haag
The Netherlands

With a copy to:

New Skies Satellites N.V.
Attention: General Counsel
Rooseveltplantsoen 4
2517 ICR Den Haag
The Netherlands

If to the Employee:

Mr. S.J. Sprague
Julianaweg 2
2243 HT Wassenaar
The Netherlands

or to such other address as any party hereto may designate by notice to the others, and shall be deemed to have been given upon receipt.

(b)                                 This Amended Agreement, together with Exhibit A attached hereto, constitutes the entire agreement among the parties hereto with respect to the Employee’s employment, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Employee’s employment.

(c)                                  This Amended Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Amended Agreement.

(d)                                 (i)                                     This Amended Agreement, the Option Plan, and the Restricted Stock Plan are binding on and are for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives. Neither this Amended Agreement, the Option Plan, or the Restricted Stock Plan nor any right or obligation under this Amended Agreement, the Option Plan, or the Restricted Stock Plan may be assigned, transferred, pledged or encumbered by the Employer or by the Employee.

(ii)                                  The Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer expressly to assume and agree to perform this Amended Agreement, the Option Plan, and the Restricted Stock Plan in the same manner and to the same extent that the Employer would have been required to perform them if no such succession had taken place. As used in this Amended Agreement, the Option Plan and the Restricted Stock Plan, all references to New Skies Satellites N.V. or Employer shall mean both New Skies Satellites N.V. and any such successor that assumes and agrees to perform this Amended Agreement, the Option Plan, and the Restricted Stock Plan by operation of law or otherwise.

(e)                                  If any provision of this Amended Agreement or portion thereof is so broad, in scope or duration, so as to be unenforceable, such provision or portion thereof shall be interpreted to be only so broad as is enforceable.

(f)                                    The Employer may withhold from any amounts payable to the Employee hereunder all amounts due from the Employee to the Employer and all taxes and other amounts that the Employer may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

(g)                                 This Amended Agreement shall be governed by and construed in accordance with the laws of The Netherlands, without reference to its principles of conflicts of law. At Employer’s request and subject to Employer’s compliance with Section 4 of this Amended Agreement, Employee agrees to take all steps necessary or appropriate, including without limitation to execute all necessary or appropriate documentation, to terminate this Amended Agreement as of the end of the minimum statutory notice period on the terms and conditions set forth in this Amended Agreement, by dissolution by the District Court, Cantonal Division, location The Hague.

(h)                                 This Amended Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

(i)                                     The headings in this Amended Agreement are inserted for convenience of reference only and shall not be a part of or control or affect the meaning of any provision hereof.

IN WITNESS WHEREOF, the parties have executed this Amended Agreement, as of the date first written above.

NEW SKIES SATELLITES N.V.

/s/ Daniel S. Goldberg
Daniel S. Goldberg Chief Executive Officer

/s/ Scott J. Sprague
Scott J. Sprague